Exhibit 99.1

TELEVISA AND NII HOLDINGS MUTUALLY AGREE TO
TERMINATE INVESTMENT AGREEMENT
RESTON, Va and Mexico City, Mexico. — October 18, 2010 — NII Holdings, Inc. [NASDAQ: NIHD] and Grupo Televisa, S.A.B. [“Televisa”, BMV:TLEVISA CPO; NYSE: TV] today announced that they have mutually agreed to terminate the previously announced Investment and Securities Subscription Agreement dated as of February 15, 2010, pursuant to which Grupo Televisa would have acquired an equity stake in Nextel Mexico.
About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Mexico, Brazil, Argentina, Peru and Chile offering a fully integrated wireless communications tool with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio feature. NII Holdings, Inc., a Fortune 500 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at http://www.nii.com.
Nextel, the Nextel logo, and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.
About Televisa S.A.B
Grupo Televisa, S.A.B., is the largest media company in the Spanish-speaking world based on its market capitalization and a major participant in the international entertainment business. It has interests in television production and broadcasting, production of pay-television networks, international distribution of television programming, direct-to-home satellite services, cable television and telecommunication services, magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature-film production and distribution, the operation of a horizontal internet portal, and gaming. Grupo Televisa also owns an unconsolidated equity stake in La Sexta, a free-to-air television venture in Spain.

Televisa S.A.B.
Av. Vasco de Quiroga 2000
Col. Santa Fe CP. 01210
http://www.televisa.com
Investor Relations:
Carlos Madrazo
María José Cevallos
(5255) 5261-2445
ir@televisa.com.mx
http://www.televisair.com
Media Relations:
Manuel Compeán
(5255) 5728 3815
mcompean@televisa.com.mx
NII Holdings Inc.
1875 Explorer Street, Suite
1000
Reston, VA. 20190
(703) 390-5100
http://www.nii.com

Investor Relations:
Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations:
Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

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